Exhibit 99.3

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES FAVORABLY AMENDED TERMS FOR ITS CASINO DEVELOPMENT PROJECT IN THE PAILIN PROVINCE OF CAMBODIA

- The Company Also Provides Update on Development of its Casino Project

in the Kampot Province of Cambodia -

Hong Kong — July 13, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced it has amended the terms of its casino development project in the Pailin Province of Cambodia (the “Pailin Project”), which include an increase in the Company’s share of the project’s returns.  On May 16, 2011, the Company announced its plans to develop and operate a new casino in the Pailin Province of Cambodia near the Thailand border. This casino, which will be named Dreamworld Casino Pailin, is initially intended to include approximately 23 table games and 40 electronic gaming machine seats.

Under the amended terms, the Pailin Project will be 100% owned by Entertainment Gaming Asia with exclusive management rights and control over the development and operation of the casino.  In addition, the Company has entered into a 20-year lease agreement for the land on which to construct the initial phase of the project.  It will make fixed lease payments to the land owner in the amount of $5,000 per month with the first year of lease payments waived.  The Company also has a first right to lease the adjacent land, which is intended to house additional project phases including expanded casino operations and complementary facilities such as hotel rooms, a spa and other entertainment amenities, at a rate of $25,000 per month.  This adjacent land is currently occupied by a third party whose lease expires in the second half of 2016. In consideration for the revised ownership structure and new lease agreement, the Company and the land owner will now share in the profit before depreciation and lease payments on a respective 80%/ 20% basis.

Under the prior terms, the Pailin Project was to be owned by a joint venture company, the shareholders of which were the Company and the said land owner.  The land owner was to lease to the joint venture company the land for the initial project phase for a period of 20 years for an annual fee of $1 and the Company and the land owner were to share in the cash flow generated from the operations on a respective 55%/45% basis.

The initial phase of the Pailin Project remains on target to open in the second quarter of 2012, subject to the timely issuance of the required gaming license and construction permits.

- more –

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We believe the Pailin Project is a strategic project that offers significant potential for near-term earnings and long-term growth.  We are pleased to amend the project terms to increase our share of the profit before depreciation and lease payments, providing us the potential to earn greater returns from this exciting project.”

Also today, the Company announced an update on its casino development project in the Kampot Province near the border of Vietnam (the “Kampot Project”).  The Kampot Project will include a casino, Dreamworld Casino Kampot, the initial phase of which is intended to include up to 14 table games and 25 electronic gaming machine seats. The Company has received the necessary gaming license and government approvals to begin development and began surveying the soil in preparation for the official ground breaking.  However, due to unexpected and excessive rainfall in the area as a result of tropical storms, construction has been temporary delayed.  The Company now anticipates the initial phase of the Kampot Project will be complete by the end of the first quarter of 2012.

Clarence Chung concluded, “We are focused on completing the Kampot Project as quickly as possible and will employ all necessary measures to make up the time delay where appropriate.  We will provide more updates as the development process progresses.  In the meantime, we continue to focus on securing additional casino projects to selectively build a solid pipeline of opportunities to achieve our goal of becoming a leading regional casino owner and operator in the growing markets of Indo China.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in Indo China where intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Kampot and Pailin casino projects, the near-term earnings of the Kampot and Pailin casino projects, growth of the gaming industry in the Indo-China region and the Company’s ability to secure new casino projects and fund those projects as well.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, identify, procure successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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